UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 16, 2007

(Date of earliest event reported)

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

California	0-28568	95-2920557
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

700 E. Bonita Avenue Pomona, California	91767
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (909) 624-8041

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 16, 2007, Keystone Automotive Industries, Inc., a California corporation (“Keystone”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LKQ Corporation, a Delaware corporation (“Parent”), and LKQ Acquisition Company, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), by which Parent has agreed to acquire Keystone (the “Merger”). The Merger Agreement has been approved by the Boards of Directors of both Keystone and Parent.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of Keystone will be converted into the right to receive $48.00 per share in cash without interest (the “Merger Price”), and each outstanding option, whether or not vested, shall vest at the Effective Time and be converted into the right to receive $48.00 per share in cash less the applicable option exercise price of such option for each share of common stock underlying such option. Shares of certain Keystone stock plans, including restricted stock, restricted stock units, deferred stock and performance awards, whether or not vested, shall vest at the Effective Time on the terms set forth in the applicable Keystone stock plan and related agreements under which such shares were granted and be converted into the right to receive the Merger Price.

Completion of the Merger is subject to customary closing conditions, including, among others, (i) approval of the Merger Agreement and the Merger by Keystone’s shareholders; (ii) the receipt of antitrust approvals, or the expiration or termination of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act and (iii) the absence of any order or injunction prohibiting the consummation of the Merger.

The Merger Agreement contains certain termination rights for both Keystone and Parent. Upon termination of the Merger Agreement under specified circumstances, Keystone may be required to pay Parent a termination fee of $30,000,000 plus certain expenses in connection with the contemplated transaction, and Parent may be required to pay Keystone a termination fee of $30,000,000 plus certain expenses in connection with the contemplated transaction.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The press release, issued on July 17, 2007, announcing the Merger Agreement, is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders

On July 16, 2007, Keystone entered into a Second Amendment to Rights Agreement, between U.S. Stock Transfer Corporation (the “Rights Agent”) and Keystone (the “Amendment”). The Amendment amends the terms of that certain Rights Agreement, dated as of February 10, 2000 between Keystone and the Rights Agent (the “Rights Agreement”), as previously amended on January 8, 2003. The Amendment was entered into in order to ensure that the Merger Agreement, the Merger and the consummation of any other transaction contemplated by the Merger Agreement do not trigger the distribution and/or exercise of the Rights (as defined in the Rights Agreement). The Amendment provides that, among other things, (i) no Person (as defined in the Rights Agreement) will be or become an Acquiring Person (as defined in the Rights Agreement and the Amendment) as a result of, among other things, the execution and delivery of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement and (ii) no Shares Acquisition Date (as defined in the Rights Agreement and the Amendment), Distribution Date (as defined in the Rights Agreement and the Amendment), Trigger Event (as defined in the Rights Agreement and the Amendment), or any other distribution and/or exercise of the Rights will occur as a result of, among other things, the execution and delivery of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement.

A copy of the Amendment is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

Exhibit 2.1	Agreement and Plan of Merger, dated as of July 16, 2007, by and among LKQ Corporation, a Delaware corporation (“Parent”), LKQ Acquisition Company, a California corporation and a wholly-owned subsidiary of Parent, and Keystone Automotive Industries, Inc.

Exhibit 10.1	Second Amendment to Rights Agreement, dated as of July 16, 2007, between U.S. Stock Transfer Corporation and Keystone Automotive Industries, Inc.

Exhibit 99.1	Press Release of Keystone Automotive Industries, Inc. dated July 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

Date: July 17, 2007	By:	/s/ John G. Arena, Esq.
John G. Arena
Vice President, General Counsel and Secretary